Exhibit 99.1
EZCORP®
EZCORP NAMES PAUL ROTHAMEL PRESIDENT AND
ANNOUNCES CEO SUCCESSION PLAN
AUSTIN, Texas (February 10, 2010) — EZCORP, Inc. (Nasdaq: EZPW) announced today that Paul E. Rothamel has been named President, in addition to his role as Chief Operating Officer, and has also been elected to the Board of Directors. The Company also announced that the Board has designated Mr. Rothamel as the successor to current Chief Executive Officer, Joe Rotunda, effective when Mr. Rotunda retires, which is expected to be within the next year.
Mr. Rothamel, 45, joined EZCORP in September 2009 as Executive Vice President and Chief Operating Officer, with executive management responsibility for all of EZCORP’s operations. In his new role, Mr. Rothamel will also manage the Company’s strategic development, marketing, human resources and loss prevention functions. The Company’s Chief Financial Officer and the General Counsel will continue to report to Mr. Rotunda, along with Mr. Rothamel.
Mr. Rotunda said, “I am pleased with the Board’s decision to name Paul EZCORP’s next CEO. I have been very impressed with how quickly he has grasped the complexities and nuances of our business and look forward to continuing to work closely with him. Paul has a solid track record of business success and brings fresh vision and well-developed organizational skills. This announcement reflects months of thoughtful succession planning by the Board, as well as management, and is a part of our ongoing efforts to ensure a seamless transition to the next generation of EZCORP leaders.”
Prior to joining EZCORP, Mr. Rothamel was President and Chief Executive Officer of Pamida, an $800 million chain of general merchandise and pharmacy stores. Mr. Rothamel spent twelve years at Pamida and ShopKo Stores, Inc. in various senior executive positions. Since 2005, both Pamida and ShopKo have been owned by Sun Capital Partners, a leading private equity firm. Before joining ShopKo in 1997, Mr. Rothamel held a variety of operational positions with other multi-unit retailers.
About EZCORP
EZCORP provides loans or credit services to customers who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. The company also offers a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans.
At December 31, 2009, EZCORP operated a total of 920 locations, consisting of 370 U.S. pawnshops, 70 pawnshops in Mexico, 472 U.S. short-term consumer loan stores, and 8 short-term consumer loan stores in Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with 115 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 500 financial services and second-hand retail stores.
For additional information, contact Investor Relations at (512) 314-2220.